Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "AKERNA CORP.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF DECEMBER, A.D. 2023, AT 3:06 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7085919 8100
SR# 20234290300

Authentication: 204870732
Date: 12-20-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:06 PM 12/20/2023
FILED 03:06 PM 12/20/2023
SR 20234289023 - File Number 7085919

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS OF SERIES C NON-CONVERTIBLE PREFERRED STOCK OF AKERNA CORP.

I, Jessica Billingsley, hereby certify that I am the Chief Executive Officer of Akerna Corp. (the "**Company**"), a corporation organized and existing under the Delaware General Corporation Law (the "**DGCL**"), and further do hereby certify that:

WHEREAS, pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "**Board**") by the Company's Certificate of Incorporation, as amended (the "**Certificate of Incorporation**"), and Section 151(g) of the DGCL, the Board on December 13, 2023 adopted resolutions determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of three thousand four hundred and twenty-two shares of preferred stock designated as "**Series C Non-Convertible Preferred Stock**", and the Company filed a Certificate of Designations, Preferences and Rights with the Secretary of State of the State of Delaware on that date; and

WHEREAS, on December 20, 2023, the Board of Directors approved and adopted the following resolution (this "Certificate of Designations" or this "Certificate") for purposes of amending certain provisions of the Series C Non-Convertible Preferred Stock; and

WHEREAS, no shares of Series C Non-Convertible Preferred Stock have been issued or are outstanding:

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Certificate of Designations for the Series C Non-Convertible Preferred Stock is hereby amended and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

TERMS OF SERIES C NON-CONVERTIBLE PREFERRED STOCK

1. <u>Designation and Number of Shares</u>. There shall hereby be created and established a series of preferred stock of the Company designated as "Series C Non-Convertible Preferred Stock" (the "**Preferred Shares**"). The authorized number of Preferred Shares shall be 3,422 shares. Each Preferred Share shall have a par value of $1,000.00. Capitalized terms not defined herein shall have the meaning as set forth in Section 29 below.

2. <u>Dividends</u>. In addition to Section 6 or Section 13 below, from and after the first date of issuance of any Preferred Shares (the "**Initial Issuance Date**"), each holder of a Preferred Share (each, a "**Holder**" and collectively, the "**Holders**") shall be entitled to receive dividends ("**Dividends**") when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value of such Preferred Share.

3. Voting Rights.

(a) Each Holder of outstanding Preferred Shares will have the voting rights as described in this Section 3, subject to the restrictions provided in this Certificate of Designation. At all times, the Holders of the Preferred Shares shall be entitled to notice of any stockholders' meeting and to vote together with the class of stockholders of Common Stock, as a single class, as of each record date established by the Board of Directors of the Company (each, a "**Record Date**"), except as provided by law, or by written consent in lieu thereof ("**Written Consent**").

(b) For so long as any Preferred Shares remain issued and outstanding, and subject to the Maximum Percentage limitation defined below, the holders of each Preferred Share shall have the right to vote in an amount equal to the voting power of 2,000 shares of Common Stock (the "**Common Stock Per Share Equivalent Amount**") per each Preferred Share (subject to proportional adjustment upon any stock split, stock dividend, stock combination or recapitalization event of the class of shares of Common Stock on or after the Initial Issuance Date).

(c) To the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the outstanding Preferred Shares (the "**Required Holders**"), voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable.

4. Maximum Percentage. Notwithstanding anything to the contrary set forth herein, the voting power attributable to any Preferred Share held by any Holder hereunder, shall be automatically reduced, as necessary, such that the aggregate voting power attributable to the Preferred Shares of such applicable Holder (and any other securities of the Company then held by such Holder) or any of its Attribution Parties shall not exceed 19.99% of the voting power of the Company (the "**Maximum Percentage**"). For purposes of the foregoing sentence, the aggregate voting power of a Holder and its Attribution Parties shall include the number of shares of Common Stock, Preferred Shares or other securities of the Company held by such Holder and all of its Attribution Parties that are entitled to vote on such matter pursuant to which this determination is being made. The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its Attribution Parties) being deemed to be entitled to vote in excess of the Maximum Percentage of the voting power of the Company. The provisions of this Section 4 shall be construed and implemented in a manner otherwise than in strict conformity to the extent necessary to correct this Section 4 or any portion thereof which may be defective or inconsistent with the intended voting limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained herein may not be waived by the Company or any Holder of Preferred Shares.

5. Rights Upon Fundamental Transactions.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market (as defined in the Exchange Agreements. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. Notwithstanding the foregoing, such Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of the Preferred Shares. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the voting or redemption of the Preferred Shares.

(b) Approval of Change of Control. Notwithstanding Section 5(a), in the event of a Fundamental Transaction that constitutes a Change of Control, no later than five (5) Trading Days prior to the consummation of a Change of Control (the "**Change of Control Date**"), but prior to the public announcement of the consummation of the Change of Control, the Company shall deliver written notice of the Change of Control via electronic mail and overnight courier to each Holder (the "**Change of Control Notice**"). The Company agrees not to consummate the Change of Control unless and until the Required Holders, in their sole discretion, approve the Change of Control, as evidenced by one or more written consents duly executed by the Required Holders after the date hereof.

6. Rights Upon Issuance of Purchase Rights. In addition to any adjustments pursuant to Section 13 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the "**Purchase Rights**"), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the Common Stock Per Share Equivalent Amount of all the Preferred Shares held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of

Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties owning more than 4.99% of the Common Stock (or other equivalent security) then outstanding (the "**Maximum Rights Percentage**"), then such Holder shall not be entitled to participate in such Purchase Right in excess of the Maximum Rights Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Rights Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation.

7. Redemption at the Company's Election. At any time after the date hereof, the Company shall have the right to redeem all, but not less than all, of the Preferred Shares then outstanding (the "**Company Optional Redemption Amount**") on the Company Optional Redemption Date (each as defined below) (a "**Company Optional Redemption**"). The Preferred Shares subject to redemption pursuant to this Section 7 shall be redeemed by the Company in cash at a price (the "**Company Optional Redemption Price**") equal to the Underlying Amount being redeemed as of the Company Optional Redemption Date. The Company may exercise its right to require redemption under this Section 7 by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the Holders (the "**Company Optional Redemption Notice**" and the date all of the Holders received such notice is referred to as the "**Company Optional Redemption Notice Date**"). The Company may deliver only one Company Optional Redemption Notice hereunder and such Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the "**Company Optional Redemption Date**") which date shall not be less than two (2) Trading Days nor more than twenty (20) Trading Days following the Company Optional Redemption Notice Date, and (y) state the aggregate Underlying Amount of the Preferred Shares which is being redeemed in such Company Optional Redemption from such Holder and all of the other Holders of the Preferred Shares pursuant to this Section 7 on the Company Optional Redemption Date. Redemptions made pursuant to this Section 7 shall be made in accordance with Section 9.

8. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Exchange Agreements), Bylaws (as defined in the Exchange Agreements) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders hereunder.

9. Holder Optional Redemption after Maturity Date. At any time from and after the tenth (10th) Business Day prior to the earlier of (x) January 25, 2024 and (y) any termination of the Merger Agreement (as defined in the Exchange Agreement) (the "**Maturity Date**"), any Holder may require the Company to redeem (a "**Maturity Redemption**") all or any number of Preferred Shares held by such Holder at a purchase price equal to 100% of the Underlying Amount of such Preferred Shares (the "**Maturity Redemption Price**") by delivery of written notice thereof (the "**Maturity Redemption Notice**") to the Company. The Maturity Redemption Notice shall state the date the Company is required to pay to such Holder such Maturity Redemption Price (the "**Maturity Redemption Date**"), which date shall be no earlier than ten (10) Business Days following the date of delivery of such Maturity Redemption Notice. Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 10.

10. Redemptions.

(a) General. The Company shall deliver the applicable Company Optional Redemption Price to each Holder in cash on the applicable Company Optional Redemption Date. If a Holder has submitted a Maturity Redemption Notice in accordance with Section 9 above, the Company shall deliver the applicable Maturity Redemption Price to such Holder in cash on the applicable Maturity Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time a Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of such Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to such Holder under such other Transaction Document and, upon payment in full in accordance herewith, shall satisfy the Company's payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Preferred Shares, the Company shall promptly cause to be issued and delivered to such Holder a new certificate evidencing the Preferred Shares (each, a "**Preferred Share Certificate**") (in accordance with Section 16) (or evidence of the creation of a new Book-Entry) representing the number of Preferred Shares which have not been redeemed. In the event that the Company does not pay the applicable Redemption Price to a Holder within the time period required for any reason (including, without limitation, to the extent such payment is prohibited pursuant to the DGCL), at any time thereafter and until the Company pays such unpaid Redemption Price in full, such Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder all or any of the Preferred Shares that were submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Preferred Shares, and (y) the Company shall immediately return the applicable Preferred Share Certificate, or issue a new Preferred Share Certificate (in accordance with Section 16(d)), to such Holder (unless the Preferred Shares are held in Book-Entry form, in which case the Company shall deliver evidence to such Holder that a Book-Entry for such Preferred Shares then exists), and in each case the Additional Amount of such Preferred Shares shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 9, if applicable) minus (2) the Stated Value portion of the Underlying Amount submitted for redemption. A

Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Preferred Shares subject to such notice.

(b) Redemption by Multiple Holders. Upon the Company's receipt of a Redemption Notice from any Holder for redemption or repayment, the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each other Holder by electronic mail a copy of such notice. If the Company receives one or more Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company's receipt of the initial Redemption Notice and ending on and including the date which is two (2) Business Days after the Company's receipt of the initial Redemption Notice and the Company is unable to redeem all of the Underlying Amount of such Preferred Shares designated in such initial Redemption Notice and such other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder based on the Stated Value of the Preferred Shares submitted for redemption pursuant to such Redemption Notices received by the Company during such seven (7) Business Day period.

11. Registration; Book-Entry. At the time of issuance of any Preferred Shares hereunder, the applicable Holder may, by written request (including by electronic-mail) to the Company, elect to receive such Preferred Shares in the form of one or more Preferred Share Certificates or in Book-Entry form. The Company (or the Company's transfer agent (the "**Transfer Agent**"), as custodian for the Preferred Shares, if applicable) shall maintain a register (the "**Register**") for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares and whether the Preferred Shares are held by such Holder in Preferred Share Certificates or in Book-Entry form (the "**Registered Preferred Shares**"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Preferred Shares to the designated assignee or transferee pursuant to Section 16, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of such Registered Preferred Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 11, following conversion of any Preferred Shares in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Preferred Shares held in the form of a Preferred Share Certificate to the Company unless (A) the full or remaining number of Preferred Shares represented by the applicable Preferred Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 11) or

(B) such Holder has provided the Company with prior written notice requesting reissuance of Preferred Shares upon physical surrender of the applicable Preferred Share Certificate. Each Holder and the Company shall maintain records showing the Stated Value, Dividends and Late Charges exchanged and/or paid (as the case may be) and the dates of such exchanges and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of a Preferred Share Certificate upon exchange and/or redemption, as applicable. If the Company does not update the Register to record such Stated Value, Dividends and Late Charges exchanged and/or paid (as the case may be) and the dates of such exchanges and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each Preferred Share Certificate shall bear the following legend:

> ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 11 THEREOF. THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 11 OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

12. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "**Liquidation Funds**"), in an amount per share equal to the amount per share such Holder would receive if such Holder had held such aggregate amount of shares of Common Stock equal to the Common Stock Per Share Equivalent Amount of all the Preferred Shares held by such Holder immediately prior to the date of such payment (without regard to any limitation on voting set forth herein).

13. Distribution of Assets. In addition to any adjustments pursuant to Section 6, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "**Distributions**"), then each Holder, as holders of Preferred Shares, will be entitled to such Distributions as if such Holder had had held the Common Stock Per Share Equivalent Amount of all the Preferred Shares held by such Holder immediately prior

to the date immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder's right to participate in any such Distribution would result in such Holder and the other Attribution Parties exceeding the Maximum Rights Percentage, then such Holder shall not be entitled to participate in such Distribution in excess of the Maximum Rights Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Rights Percentage, at which time or times, if any, such Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

14. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Preferred Shares hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease the authorized number of Preferred Shares; (c) issue any Preferred Shares other than as contemplated hereby or pursuant to the Exchange Agreements; or (d) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares hereunder.

15. Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Company unless such transfer would violate an agreement between the Company and such Holder.

16. Reissuance of Preferred Share Certificates and Book Entries.

(a) Transfer. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share Certificate to the Company (or, if the Preferred Shares are held in Book-Entry form, a written instruction letter to the Company), whereupon the Company will forthwith issue and deliver upon the order of such Holder a new Preferred Share Certificate (in accordance with Section 16(d)) (or evidence of the transfer of such Book-Entry), registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share Certificate (in accordance with Section 16(d)) to such Holder representing the outstanding number of Preferred Shares not being transferred (or evidence of such remaining Preferred Shares in a Book-Entry for such Holder).

(b) Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Company shall execute and deliver to such Holder a new Preferred Share Certificate (in accordance with Section 16(d)) representing the applicable outstanding number of Preferred Shares.

(c) Preferred Share Certificate and Book-Entries Exchangeable for Different Denominations and Forms. Each Preferred Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Company, for a new Preferred Share Certificate or Preferred Share Certificate(s) or new Book-Entry (in accordance with Section 16(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Preferred Share Certificate, and each such new Preferred Share Certificate and/or new Book-Entry, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Preferred Share Certificate as is designated in writing by such Holder at the time of such surrender. Each Book-Entry may be exchanged into one or more new Preferred Share Certificates or split by the applicable Holder by delivery of a written notice to the Company into two or more new Book-Entries (in accordance with Section 16(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Book-Entry, and each such new Book-Entry and/or new Preferred Share Certificate, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Book-Entry as is designated in writing by such Holder at the time of such surrender.

(d) Issuance of New Preferred Share Certificate or Book-Entry. Whenever the Company is required to issue a new Preferred Share Certificate or a new Book-Entry pursuant to the terms of this Certificate of Designations, such new Preferred Share Certificate or new Book-Entry (i) shall represent, as indicated on the face of such Preferred Share Certificate or in such Book-Entry, as applicable, the number of Preferred Shares remaining outstanding (or in the case of a new Preferred Share Certificate or new Book-Entry being issued pursuant to Section 16(a) or Section 16(c), the number of Preferred Shares designated by such Holder) which, when added to the number of Preferred Shares represented by the other new Preferred Share Certificates or other new Book-Entry, as applicable, issued in connection with such issuance, does not exceed the number of Preferred Shares remaining outstanding under the original Preferred Share Certificate or original Book-Entry, as applicable, immediately prior to such issuance of new Preferred Share Certificate or new Book-Entry, as applicable, and (ii) shall have an issuance date, as indicated on the face of such new Preferred Share Certificate or in such new Book-Entry, as applicable, which is the same as the issuance date of the original Preferred Share Certificate or in such original Book-Entry, as applicable.

17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction

Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of a Holder at law or equity or under this Certificate of Designations or any of the documents shall not be deemed to be an election of such Holder's rights or remedies under such documents or at law or equity. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of any Holder at law or equity or under Preferred Shares or any of the documents shall not be deemed to be an election of such Holder's rights or remedies under such documents or at law or equity. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company's compliance with the terms and conditions of this Certificate of Designations.

18. Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designations or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Certificate of Designations, then the Company shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys' fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Certificate of Designations with respect to any Preferred Shares shall be affected, or limited, by the fact that the purchase price paid for each Preferred Share was less than the original Stated Value thereof.

19. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the

masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations. Terms used in this Certificate of Designations and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.

20. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 4.

21. Dispute Resolution.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to the applicable Redemption Price (including, without limitation, a dispute relating to the determination thereof), the Company or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to promptly resolve such dispute, at any time after the second (2nd) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii) Such Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 21 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the "**Dispute Submission Deadline**") (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the "**Required Dispute Documentation**") (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver

or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank's resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 21 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules ("**CPLR**") and that any Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 21, (ii) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the selected investment bank's resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designations and any other applicable Transaction Documents, (iii) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 21 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 21 and (iv) nothing in this Section 21 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 21).

22. Notices; Currency; Payments.

(a) Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 16.4 of the Exchange Agreements. The Company shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written

notice to each Holder at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b) Currency. All dollar amounts referred to in this Certificate of Designations are in United States Dollars ("**U.S. Dollars**"), and all amounts owing under this Certificate of Designations shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. "**Exchange Rate**" means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designations, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Company in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full ("**Late Charge**").

23. Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designations and the Exchange Agreements.

24. Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Except as otherwise required by Section 21 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way

any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 21 above. **THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.**

25. Judgment Currency.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 25 referred to as the "**Judgment Currency**") an amount due in U.S. dollars under this Certificate of Designations, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 25(a)(ii) being hereinafter referred to as the "**Judgment Conversion Date**").

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 25(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designations.

26. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed

amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

27. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the applicable Holder and thus refunded to the Company.

28. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. Except for Section 4, which may not be amended or waived hereunder, this Certificate of Designations or any provision hereof may be amended by obtaining (i) the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, (ii) such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation and (iii) the approval of the Board of Directors of the Company.

29. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) "**1934 Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) "**Additional Amount**" means, as of the applicable date of determination, with respect to each Preferred Share, all declared and unpaid Dividends on such Preferred Share.

(c) "**Affiliate**" or "**Affiliated**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) "**Attribution Parties**" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with such Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

(e) "**Book-Entry**" means each entry on the Register evidencing one or more Preferred Shares held by a Holder in lieu of a Preferred Share Certificate issuable hereunder.

(f) "**Business Day**" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home", "shelter-in-place", "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(g) "**Change of Control**" means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(h) "**Common Stock**" means (i) the Company's shares of common stock, $0.0001

par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(i) "**Convertible Securities**" means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j) "**Exchange Agreements**" means those certain Exchange Agreements, each by and between the Company and an initial holder of Preferred Shares, dated as of January 2023, as may be amended from time in accordance with the terms thereof.

(k) "**Fundamental Transaction**" means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (C) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of

either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company, or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformitywith the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(l) "**Group**" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(m) "**Liquidation Event**" means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(n) "**Options**" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o) "**Parent Entity**" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) "**Redemption Notices**" means, collectively, the Company Optional Redemption Notices and the Maturity Redemption Notice, and each of the foregoing, individually, a "**Redemption Notice**."

(r) "**Redemption Prices**" means, collectively, any Maturity Redemption Price and Company Optional Redemption Price, and each of the foregoing, individually, a "**Redemption Price**."

(s) "**SEC**" means the United States Securities and Exchange Commission or

the successor thereto.

(t) "**Stated Value**" shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(u) "**Subject Entity**" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(v) "**Subsidiaries**" shall have the meaning as set forth in the Exchange Agreements.

(w) "**Successor Entity**" means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(x) "**Trading Day**" means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the applicable Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(y) "**Transaction Documents**" means the Exchange Agreements, this Certificate of Designations and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Exchange Agreements, all as may be amended from time to time in accordance with the terms thereof.

(z) "**Underlying Amount**" means the sum of (x) means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon and any accrued and unpaid Late Charges with respect to such Stated Value and Additional Amount as of such date of determination.

30. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating

to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from such Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from such Holder), such Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 30 shall limit any obligations of the Company, or any rights of any Holder, under Section 9 of the Exchange Agreements.

31. Absence of Trading and Disclosure Restrictions. The Company acknowledges and agrees that no Holder is a fiduciary or agent of the Company and that each Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of such Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that each Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series C Convertible Preferred Stock of Akerna Corp. to be signed by its Chief Executive Officer on this 20th day of December, 2023.

AKERNA CORP.

DocuSigned by:

By: Jessica Billingsley

0E10D5E5D8FE41E...

Name: Jessica Billingsley

Title: Chief Executive Officer